Exhibit 99.1

LaSalle Hotel Properties

4800 Montgomery Lane, Suite M25

Bethesda, MD 20814

Ph. (301) 941-1500

Fax (301) 941-1553

www.lasallehotels.com

News Release

Contact: Raymond Martz, Vice President of Finance & Investor Relations—Bethesda +301/941-1516

LA SALLE HOTEL PROPERTIES REPORTS THIRD QUARTER RESULTS

RevPAR Declines 2.5 Percent for the Quarter

BETHESDA, MD, October 22, 2003—LaSalle Hotel Properties (NYSE: LHO) today reported net income of $3.3 million, or $0.15 per diluted share/unit for the third quarter 2003, compared to net income of $4.4 million, or $0.23 per diluted share/unit for the prior year period.

For the third quarter 2003, the Company generated funds from operations (“FFO”) of $12.1 million versus $12.4 million for the same period of 2002. On a per diluted share/unit basis, FFO for the third quarter 2003 was $0.56 versus $0.64 a year ago. The Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the quarter decreased to $18.9 million from $19.5 million for last year.

Room revenue per available room (“RevPAR”) for the quarter ended September 30, 2003 versus the same period in 2002 decreased 2.5 percent to $110.80. The average daily rate (“ADR”) of $153.07 was down 4.0 percent from the prior year period, while occupancy increased 1.6 percent to 72.4 percent. These RevPAR results exclude the Holiday Inn Beachside Resort for the current year and prior year periods, as the hotel was sold during the third quarter, but include results from the recently acquired Hotel George for the month of September for the current year and prior year periods.

“Our resort-oriented properties continued to be our best performing segment, led by our San Diego Paradise Point and Seaview Marriott resorts, which continued to profit from the strength of the leisure traveler throughout the summer,” said Jon Bortz, Chairman and Chief Executive Officer of LaSalle Hotel Properties. “Overall, we are encouraged by the more recent signs of an improvement in demand from the corporate travel segment.”

The Company’s hotels generated $20.6 million of EBITDA for the third quarter compared with $21.3 million for the same period last year. Third quarter EBITDA margins across the Company’s portfolio decreased 103 basis points (“bps”) from the prior year. EBITDA margins in the quarter declined due to weaknesses in ADR as well as operating cost pressures, such as rising labor costs, health benefits, insurance, property taxes and energy.

“Occupancies at the Company’s properties in the third quarter improved for the second straight quarter as compared to 2002, despite being negatively impacted by Hurricane Isabel in mid-

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September,” noted Mr. Bortz. The Company announced that as a result of Hurricane Isabel, approximately $700,000 in hotel revenues, including over $400,000 in room revenues, were lost due to travel cancellations during the time immediately preceding and after the storm. Without the negative impact of Hurricane Isabel, RevPAR would have been down approximately 1.4 percent in the quarter, versus the 2.5 percent decline reported.

For the nine months ended September 30, 2003, net income applicable to common shareholders increased to $29.2 million from $2.4 million for the prior year period. RevPAR declined 2.7 percent, as ADR declined 3.4 percent to $143.41, while occupancy improved 0.8 percent to 65.4 percent as compared to the same nine-month period in 2002.

For the first nine months of 2003, the Company’s EBITDA was $75.1 million compared to $46.8 million for the same period in 2002. EBITDA for the current year includes the $37.1 million gain on sale relating to the New Orleans Grande Hotel, which was sold during the second quarter and the combined $2.7 million impairment charge and loss on sale for the Holiday Inn Beachside, which was sold during the third quarter. Year-to-date through September 30, 2003, FFO was $19.1 million compared with $28.1 million for the prior year period. The decrease in FFO includes the $2.5 million non-cash impairment expense for the Holiday Inn Beachside and the $1.1 million non-cash expense relating to the early extinguishment of debt attributable to the sale of the New Orleans Grande Hotel and Holiday Inn Beachside.

On July 25, the Company sold its 222-room Holiday Inn Beachside Resort, located in Key West, Florida. The net proceeds of approximately $16.5 million were comprised of $11.4 million of debt assumed by the buyer plus $5.1 million of cash. The cash received from the sale was used to reduce the Company’s outstanding borrowings under its existing line of credit facility. In conjunction with the sale of the hotel and the assumption of debt by the buyer, the Company recognized a $0.3 million non-cash expense relating to the early extinguishment of debt associated with the hotel and a $0.3 million loss on sale in the third quarter.

On September 18, the Company acquired the Hotel George for $24.1 million. Located on Capitol Hill in the heart of Washington, D.C., this luxury urban hotel features 139 well-appointed guestrooms, 2,000 square feet of meeting space, an upscale fitness center and Bistro Bis, one of the city’s finest restaurants. Kimpton Hotel & Restaurant Group, LLC, which operates the Company’s D.C. Collection in Washington, D.C., was named manager of the hotel.

With the acquisition of the Hotel George, the Company now owns six hotels in Washington, D.C., five of which are operated by Kimpton, including the Hotel Madera, Topaz Hotel, Hotel Rouge and Hotel Helix. The Company believes meaningful revenue generating and cost saving synergies can be realized at the Hotel George by utilizing Kimpton’s regional management structure, market savvy and greater economies of scale for management, marketing and sales, purchasing, and hotel operations.

“Downtown Washington continues to exhibit significant barriers to entry and growth in room demand in all segments, including commercial transient, group and leisure/tourism,” noted Mr. Bortz. “Moreover, the significant diversification of visitors to Washington, D.C. and the substantial demand created from government, union and lobbying activities provide support even in a weak economic environment. As a result, we believe that the city has some of the most favorable supply/demand characteristics of any major market in the country.”

Following the acquisition of the Hotel George, the Company issued $27.5 million of Series B Cumulative Redeemable Preferred Shares with an annual fixed distribution rate of 8.375 percent. The

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proceeds related to the offering were used to reduce the outstanding balance on the Company’s credit facility.

As of the end of the third quarter 2003, LaSalle Hotel Properties had total outstanding debt of $265.1 million, including its $11.9 million portion of the joint venture debt related to the Chicago Marriott. The Company’s $210.0 million unsecured credit facility had $85.0 million outstanding as of September 30, 2003, leaving $125.0 million unused and available. Interest expense for the quarter was $3.6 million, resulting in a trailing 12-month Corporate EBITDA to interest coverage ratio of 3.2 times. As of September 30, 2003, total debt to trailing 12-month Corporate EBITDA equaled 4.8 times, one of the lowest in the industry.

Subsequent Events

On October 7, 2003, LaSalle successfully extended the letters of credit issued by General Electric Capital Corporation (“GECC”) securing the $37.1 million tax-exempt special project revenue bonds and $5.4 million taxable special project revenue bonds, both issued by the Massachusetts Port Authority (collectively, the “MassPort Bonds”). The extended letters of credit now expire in 2007 and are collateralized by the Company’s Harborside Hyatt Conference Center & Hotel. For the three months ended September 30, 2003, the weighted average interest rate on the MassPort Bonds, including the two percent fee paid to GECC, was approximately 2.9 percent.

On October 15, 2003, the Company announced the payment of a monthly dividend of $0.07 per share for each month of the fourth quarter, which equates to an annualized dividend of $0.84 per share. This represents a 4.8 percent yield based on the closing price of the Company’s common stock on October 22, 2003. The October dividend will be paid on November 14, 2003 to common shareholders of record on October 31, 2003. The November and December dividends will be paid on December 15, 2003 and January 15, 2004, respectively, to common shareholders of record on November 28 and December 31, 2003, respectively.

2003 Outlook

“We are encouraged by the initial indications of improvement in demand from business transient travelers toward the end of the quarter,” noted Mr. Bortz. “However, the long-awaited economic recovery has been slow and not as pronounced as compared with previous recoveries. One of our key travel and lodging demand indicators, employment growth, remains weak. Additionally, group bookings in the fourth quarter remain soft. Combined with the continued price sensitivity demonstrated by both the leisure and business traveler, we believe that industry-wide RevPAR will be roughly flat to up one percent in 2003 as compared to 2002.”

The Company expects that its 2003 portfolio RevPAR will end the year down between one and two percent, with fourth quarter RevPAR forecasted to be flat to up three percent. Based upon these RevPAR assumptions, the Company’s fourth quarter 2003 FFO is anticipated to be in the range of $5.5 million to $6.1 million or $0.25 to $0.28 per diluted share/unit. Corporate EBITDA is forecasted to be in the range of $11.6 million to $12.2 million for the fourth quarter 2003.

“With the near-term improvements in RevPAR expected to be more heavily influenced by occupancy increases rather than rate gains, hotel profit margins will continue to remain a challenge to improve,” advised Mr. Bortz. “This continued rate pressure, combined with wage and benefit increases, higher energy and insurance costs and property tax hikes can be expected to limit hotel margin gains in the near future. However, because new hotel room supply growth has fallen and should continue near historic lows, demand growth should translate into meaningful occupancy and RevPAR improvements assuming a healthy economic expansion in future years. We believe that our aggressive asset management and ongoing capital reinvestment program in our portfolio will continue to maximize cash flows at our hotels during this challenging, but improving operating environment.”

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LaSalle Hotel Properties is a leading multi-tenant, multi-operator real estate investment trust, which owns interests in 17 upscale and luxury full-service hotels, totaling approximately 5,600 guest rooms in 12 markets in 10 states and the District of Columbia. LaSalle Hotel Properties focuses on investing in upscale and luxury full-service hotels located in urban, resort and convention markets. The Company seeks to grow through strategic relationships with premier internationally recognized hotel operating companies including Marriott International, Inc., Starwood Hotels & Resorts Worldwide, Inc., Radisson Hotels International, Inc., Crestline Hotels and Resorts, Inc., Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, Benchmark Hospitality, and the Kimpton Hotel & Restaurant Group, LLC.

The Company considers funds from operations (“FFO”) and earnings before interest, taxes, depreciation and amortization (“EBITDA”) to be key measures of the Company’s performance and should be considered along with, but not as an alternative to, net income and cash flow as a measure of the Company’s operating performance and liquidity. The Company believes that FFO and EBITDA are helpful to investors as a measure of the performance of an equity REIT because, along with cash flow from operating activities, financing activities and investing activities, they provide investors with an indication of the ability of an equity REIT to incur and service debt, to make capital expenditures and to fund other cash needs.

Certain matters discussed in this press release may be deemed to be forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although LaSalle Hotel Properties believes the expectations reflected in such forward looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Certain factors that could cause actual results to differ materially from the Company’s expectations are listed in the Company’s Form 10-K for the year ended December 31, 2002 and subsequent SEC reports and filings. LaSalle Hotel Properties assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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Additional Contacts:

Hans Weger, Chief Financial Officer, LaSalle Hotel Properties – 301/941-1516

For additional information, please visit our web site at www.lasallehotels.com

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LASALLE HOTEL PROPERTIES

Consolidated Statements of Operations

(Dollars in thousands, except per share data)

(Unaudited)

	For the three months ended September 30,
	2003	2002
Revenues:
Hotel operating revenues:
Room revenue	$31,970	$26,021
Food and beverage revenue	19,047	12,773
Other operating department revenue	6,105	4,139
Participating lease revenue	6,958	7,239
Interest income	64	74
Other income	110	5

Total revenues	64,254	50,251

Expenses:
Hotel operating expenses:
Room	7,566	6,029
Food and beverage	13,277	9,225
Other direct	3,285	1,881
Other indirect	15,763	11,526
Depreciation and other amortization	8,222	7,303
Real estate taxes, personal property taxes and insurance	2,630	1,945
Ground rent	1,147	1,064
General and administrative	1,877	1,530
Interest	3,544	2,196
Amortization of deferred financing costs	575	553
Impairment of investment in hotel property	—	—
Other expenses	12	—

Total expenses	57,898	43,252

Income before income tax benefit, minority interest, equity in earnings of unconsolidated entities and discontinued operations	6,356	6,999
Income tax benefit (expense)	13	(516)

Income before minority interest, equity in earnings of unconsolidated entities and discontinued operations	6,369	6,483
Minority interest in LaSalle Hotel Operating Partnership, L.P.	(115)	(154)

Income before equity in earnings of unconsolidated entities and discontinued operations	6,254	6,329
Equity in earnings of unconsolidated entities:
Equity in income of joint venture	190	211

Total equity in earnings of unconsolidated entities	190	211

Income before discontinued operations	6,444	6,540
Discontinued operations:
Income (loss) from operations of property disposed of	(414)	285
Loss on sale of properties disposed of	(295)	—
Minority interest	14	(9)
Income tax benefit	62	105

Net income (loss) from discontinued operations	(633)	381
Net income	5,811	6,921

Distributions to preferred shareholders	(2,557)	(2,557)

Net income applicable to common shareholders	$3,254	$4,364

Earnings per Common Share—Basic:
Income applicable to common shareholders before discontinued operations	$0.19	$0.21
Discontinued operations	(0.03)	0.02

Net income applicable to common shareholders	$0.16	$0.23

Earnings per Common Share—Diluted:
Income applicable to common shareholders before discontinued operations	$0.18	$0.21
Discontinued operations	(0.03)	0.02

Net income applicable to common shareholders	$0.15	$0.23

Weighted average number common shares outstanding:
Basic	20,959,713	18,690,822

Diluted	21,197,051	18,826,814

LASALLE HOTEL PROPERTIES

FFO and EBITDA

(Dollars in thousands, except per share data)

(Unaudited)

	For the three months ended September 30,
	2003	2002
Funds From Operations (FFO):
Net income applicable to common shareholders	$3,254	$4,364
Depreciation	8,192	7,615
Equity in depreciation of joint venture	255	243
Amortization of deferred lease costs	11	9
Minority interest:
Minority interest in LaSalle Hotel Operating Partnership, L.P.	115	154
Minority interest in discontinued operations	(14)	9
Loss on sale of properties disposed of	295	—
Equity in extraordinary loss of joint venture	—	—

FFO	$12,108	$12,394

FFO per common share and unit:
Basic	$0.57	$0.65
Diluted	$0.56	$0.64

Weighted average number of common shares and units outstanding:
Basic	21,384,399	19,124,756
Diluted	21,621,737	19,260,748

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA):
Net income applicable to common shareholders	3,254	$4,364
Interest	3,605	3,405
Equity in interest expense of joint venture	148	149
Income tax (benefit) expense:
Income tax (benefit) expense	(13)	516
Income tax benefit from discontinued operations	(62)	(105)
Depreciation and other amortization	8,222	7,635
Equity in depreciation/amortization of joint venture	283	269
Amortization of deferred financing costs	836	589
Minority interest:
Minority interest in LaSalle Hotel Operating Partnership, L.P.	115	154
Minority interest in discontinued operations	(14)	9
Distributions to preferred shareholders	2,557	2,557

EBITDA	$18,931	$19,542

LASALLE HOTEL PROPERTIES

Consolidated Statements of Operations

(Dollars in thousands, except per share data)

(Unaudited)

	For the nine months ended September 30,
	2003	2002
Revenues:
Hotel operating revenues:
Room revenue	$72,597	$66,285
Food and beverage revenue	42,775	34,662
Other operating department revenue	12,196	10,160
Participating lease revenue	17,454	17,511
Interest income	188	228
Other income	906	17

Total revenues	146,116	128,863

Expenses:
Hotel operating expenses:
Room	19,032	16,509
Food and beverage	31,036	25,093
Other direct	6,876	5,323
Other indirect	37,601	31,646
Depreciation and other amortization	24,451	21,966
Real estate taxes, personal property taxes and insurance	7,114	6,067
Ground rent	2,771	2,484
General and administrative	5,626	4,587
Interest	9,266	8,006
Amortization of deferred financing costs	1,731	1,651
Impairment of investment in hotel property	2,453	—
Other expenses	91	7

Total expenses	148,048	123,339

Income (loss) before income tax benefit, minority interest, equity in earnings of unconsolidated entities and discontinued operations	(1,932)	5,524
Income tax benefit	2,691	769

Income before minority interest, equity in earnings of unconsolidated entities and discontinued operations	759	6,293
Minority interest in LaSalle Hotel Operating Partnership, L.P.	(23)	(151)

Income before equity in earnings of unconsolidated entities and discontinued operations	736	6,142
Equity in earnings of unconsolidated entities:
Equity in income of joint venture	307	246

Total equity in earnings of unconsolidated entities	307	246

Income before discontinued operations	1,043	6,388
Discontinued operations:
Income (loss) from operations of property disposed of	(307)	1,763
Gain on sale of properties disposed of	36,796	—
Minority interest	(782)	(44)
Income tax benefit	96	156

Net income from discontinued operations	35,803	1,875

Net income	36,846	8,263
Distributions to preferred shareholders	(7,672)	(5,853)

Net income applicable to common shareholders	$29,174	$2,410

Earnings per Common Share—Basic:
Income (loss) applicable to common shareholders before discontinued operations	$(0.34)	$0.03
Discontinued operations	1.84	0.10

Net income applicable to common shareholders	$1.50	$0.13

Earnings per Common Share—Diluted:
Income (loss) applicable to common shareholders before discontinued operations	$(0.34)	$0.03
Discontinued operations	1.82	0.10

Net income applicable to common shareholders	$1.48	$0.13

Weighted average number common shares outstanding:
Basic	19,478,258	18,683,243
Diluted	19,657,100	18,845,144

LASALLE HOTEL PROPERTIES

FFO and EBITDA

(Dollars in thousands, except per share data)

(Unaudited)

	For the nine months ended September 30,
	2003	2002
Funds From Operations (FFO):
Net income applicable to common shareholders	$29,174	$2,410
Depreciation	25,106	24,583
Equity in depreciation of joint venture	758	727
Amortization of deferred lease costs	38	25
Minority interest:
Minority interest in LaSalle Hotel Operating Partnership, L.P.	23	151
Minority interest in discontinued operations	782	44
Gain on sale of properties disposed of	(36,796)	—
Equity in extraordinary loss of joint venture	—	150

FFO	$19,085	$28,090

FFO per common share and unit:
Basic	$0.96	$1.47
Diluted	$0.95	$1.46
Weighted average number of common shares and units outstanding:
Basic	19,902,944	19,123,310
Diluted	20,081,786	19,285,210

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA):
Net income applicable to common shareholders	$29,174	$2,410
Interest	10,944	11,605
Equity in interest expense of joint venture	441	424
Income tax benefit:
Income tax benefit	(2,691)	(769)
Income tax benefit from discontinued operations	(96)	(156)
Depreciation and other amortization	25,193	24,643
Equity in depreciation/amortization of joint venture	841	788
Amortization of deferred financing costs	2,843	1,761
Minority interest:
Minority interest in LaSalle Hotel Operating Partnership, L.P.	23	151
Minority interest in discontinued operations	782	44
Distributions to preferred shareholders	7,672	5,853

EBITDA	$75,126	$46,754

LASALLE HOTEL PROPERTIES

Statistical Data for the Hotels

	For the Three Months Ended September 30,			For the Nine Months Ended September 30,
	2003		2002	2003		2002
TOTAL PORTFOLIO
Occupancy	72.4%		71.3%	65.4%		64.9%
Increase/(Decrease)	1.6%			0.8%
ADR	$153.07		$159.44	$143.41		$148.47
Increase/(Decrease)	(4.0%	)		(3.4%	)
REVPAR	$110.80		$113.60	$93.75		$96.33
Increase/(Decrease)	(2.5%	)		(2.7%	)

Note:

This schedule includes the operating data for the properties leased to LHL, leased to third parties and the Company’s 9.9% interest in The Chicago Marriott Downtown joint venture.

LASALLE HOTEL PROPERTIES

Hotel Operational Data

Schedule of Property Level Results

(unaudited, dollars in thousands)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2003	2002	2003	2002
Revenues
Room	40,712	41,419	104,688	107,877
Food & beverage	21,403	20,581	59,641	58,797
Other	7,438	7,482	17,756	18,463

Total hotel sales	69,553	69,482	182,085	185,137
Expenses
Room	8,629	8,890	25,073	25,098
Food & beverage	14,647	14,494	41,420	41,136
Other direct	3,851	3,664	10,094	9,843
General & administrative	14,698	14,233	42,884	41,155
Management fees	2,638	2,956	6,241	6,839
Fixed expenses	4,532	3,994	12,466	11,559

Total hotel expenses	48,995	48,231	138,178	135,630
EBITDA	20,558	21,251	43,907	49,507

Note:

This schedule includes the operating data for the properties leased to LHL, leased to third parties and the Company’s 9.9% interest in The Chicago Marriott Downtown joint venture.